Exhibit 99.1

Charles R. Rinehart Elected to MBIA’s Board of Directors

ARMONK, N.Y.--(BUSINESS WIRE)--December 1, 2008--MBIA Inc. (NYSE: MBI) announced today that Charles R. Rinehart (61) was elected to MBIA’s board of directors. Mr. Rinehart is the former Chairman and Chief Executive Officer of H.F. Ahmanson, a publicly traded Fortune 500 company that was sold to Washington Mutual Bank in 1998. Mr. Rinehart joined H.F. Ahmanson in 1989 as President and Chief Operating Officer and was appointed CEO in 1993. Prior to joining H.F. Ahmanson, Mr. Rinehart was the Chief Executive Officer of Avco Financial Services and before that served in various positions of increasing responsibility at Fireman’s Fund Insurance Company. In September 2008, Mr. Rinehart joined Downey Financial Corporation and Downey Savings and Loan Association, F.A. as Chief Executive Officer.

MBIA Nominating/Corporate Governance Committee Chair Claire Gaudiani said, "Charlie is a respected business leader with over 40 years of experience in the financial services industry. His expertise in banking and insurance will benefit MBIA and its shareholders, particularly as we work to transform the Company for future success. We are pleased to welcome Charlie to MBIA’s board.”

In addition to his significant executive management experience, Mr. Rinehart brings with him extensive experience as a director. He is currently the Chairman of the Board of Verifone, Inc., and over the years has been a respected board member of H.F. Ahmanson Company, Union Bank of California, Safeco Insurance Company of America, Pacificare Health, homebuilder Kaufman and Broad Corporation and the Federal Home Loan Bank of San Francisco. He was also a past Chairman of the Thrift Industry Advisory Council to the Federal Reserve.

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City, Sydney and Tokyo. Its principal operating subsidiary, MBIA Insurance Corporation, is rated Baa1 by Moody's Investors Service with a developing outlook and AA by Standard & Poor's Ratings Services with a negative outlook. Please visit MBIA's Web site at www.mbia.com.

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